Exhibit 10.9

IPEC HOLDINGS INC.

SUMMARY OF SUPPLEMENTAL INSURANCE FOR EXECUTIVE OFFICERS

Executive supplemental reimbursement insurance (“Supplemental Insurance”) for all of the executive officers of IPEC Holdings Inc. (the “Company”) became effective May 1, 2005. The Supplemental Insurance provides an annual benefit of up to $50,000 per employee or family unit for unreimbursed medical expenses incurred during a calendar year (subject to a $10,000 per occurrence limit). The Supplemental Insurance reimburses the executive officers, and their eligible dependents, for medical expenses not covered by the Company’s group major medical plan, or by any other group health plan or government programs, including items such as deductibles, coinsurance amounts, special health equipment, annual physicals, dental care and vision care. The Company’s annual premium under the plan is dependent upon actual claims, but cannot exceed $6,100 per executive.